Exhibit 10.1

Clifford Chance LLP

EXECUTION VERSION

£180,000,000
FACILITIES AGREEMENT
DATED 26 August 2015
FOR
GWW UK HOLDINGS LTD
WITH
W.W. GRAINGER, INC.
AS THE COMPANY
ARRANGED BY
LLOYDS BANK PLC AND LLOYDS SECURITIES INC.
WITH
LLOYDS BANK PLC
ACTING AS AGENT

TERM AND REVOLVING FACILITIES AGREEMENT

- i-

- ii-

THIS AGREEMENT is dated 26 August 2015 and made between:

(1)	W.W. GRAINGER, INC. (the "Company");

(2)	THE SUBSIDIARY of the Company listed in Part I of Schedule 1 (The Original Parties) as original borrower (the "Original Borrower");

(3)	LLOYDS BANK PLC and LLOYDS SECURITIES INC. as mandated lead arrangers (whether acting individually or together the "Arranger");

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the "Original Lenders"); and

(5)	LLOYDS BANK PLC as agent of the other Finance Parties (the "Agent").

IT IS AGREED as follows:
SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:
"Acceptable Bank" means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB- or higher by Standard & Poor's or Fitch Ratings Ltd or Baa3 or higher by Moody's or a comparable rating from an internationally recognised credit rating agency.

"Accession Letter" means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the share capital, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a member of the Group), provided that the member of the Group is the surviving entity.

"Acquisition Agreement" means the sale and purchase agreement dated 30 July 2015 relating to the sale and purchase of the Target Shares and made between, amongst others, the Original Borrower and the Vendor.

"Acquisition Costs" means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Original Borrower or any other member of the Group in connection with the Camelot Acquisition or the Transaction Documents.

"Acquisition Documents" means the Acquisition Agreement, the Disclosure Letter and any other document designated as an "Acquisition Document" by the Agent and the Company.

"Additional Borrower" means the Target, when it becomes the Additional Borrower in accordance with Clause 23 (Changes to the Obligors).

"Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary of the Company) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the power to vote 25% or more of the shares or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Affiliated Entity" means, in relation to any Entity, a Company Subsidiary of that Entity or a Holding Company of that Entity or any other Company Subsidiary of that Holding Company.

"Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

"Availability Period" means:

(a)	in relation to Facility A the period from and including the date of this Agreement to and including the date falling thirty days after the date of this Agreement; and

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the date falling one Month prior to the Termination Date.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

other than, in relation to any proposed Utilisation under Facility B only, that Lender's participation in any Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

"Borrower" means the Original Borrower or the Additional Borrower.

"Break Costs" means the amount (if any) by which:

(a)
the interest (other than the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

"Camelot Acquisition" means the acquisition by the Original Borrower of the Target Shares on the terms of the Acquisition Documents.

"Capital Lease" means any lease of any property by any member of the Group, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Group.

"Change of Control" means any one or more of the following:

(a)
the acquisition or holding by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than by any Exempt Person, the Company, any Subsidiary, or any employee benefit plan of the Company or a Subsidiary of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding share capital or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors; provided that no such person, entity or group shall be deemed to own beneficially any securities held by the Company or a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary; or

(b)
individuals who, as of the Closing Date, constitute the board of directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the board of directors of the Company; provided that any individual who becomes a director after the Closing Date whose election or nomination for election by the Company's shareholders was approved by at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 under the Exchange Act) relating to the election of the directors of the Company) shall be deemed to be members of the Incumbent Board.

"Closing Date" means the date on which the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.

"Code" means the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

"Commitment" means a Facility A Commitment or a Facility B Commitment.

"Company Subsidiary" means any Entity (referred to as the "first person") in respect of which another Entity:

(a)
holds a majority of the voting rights in that first person or has the right under the constitution of the first person to direct the overall policy of the first person or alter the terms of its constitution; or

(b)	is a member of that first person and has the right to appoint or remove a majority of its board of directors or equivalent administration, management or supervisory body; or

(c)
has the right to exercise a dominant influence (which must include the right to give directions with respect to operating and financial policies of the first person which its directors are obliged to comply with whether or not for its benefit) over the first person by virtue of provisions contained in the articles (or equivalent) of the first person or by virtue of a control contract which is in writing and is authorised by the articles (or equivalent) of the first person and is permitted by the law under which such first person is established; or

(d)
is a member of that first person and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in the first person or the rights under its constitution to direct the overall policy of the first person or alter the terms of its constitution; or

(e)	has the power to exercise, or actually exercises dominant influence or control over the first person; or

(f)	together with the first person are managed on a unified basis,

and for the purposes of this definition, an Entity shall be treated as a member of another Entity if any of that Entity's Company Subsidiaries is a member of that other Entity or, if any shares in that other Entity are held by an Entity acting on behalf of it or any of its Company Subsidiaries. A subsidiary undertaking shall include any Entity the shares or ownership interests in which are subject to Security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such Security.
"Completion" means the completion of the Camelot Acquisition in accordance with clause 6 of the Acquisition Agreement.
"Completion Date" means the date on which Completion occurs.

"Confidential Information" means all information relating to any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 34 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the latest recommended form of the LMA or in any other form agreed between the Company and the Agent.

"Consolidated" means, when used with reference to financial statements or financial statement items of the Group, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

"Consolidated Tangible Net Worth" means, at any date, on a Consolidated basis for the Group, in accordance with GAAP, Consolidated shareholders equity of the Group minus the aggregate amount of any intangible assets of the Group, including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names.

"Constitutional Documents" means, for any company or corporation, the constitutional documents, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such company or corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such company or corporation.

"Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse:

(a)
with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guarantee Obligation");

(b)	with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments;

(c)
to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or

(d)	in respect of any Hedging Agreement.

The amount of any Contingent Obligation shall:

(i)
in the case of Guarantee Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof;

(ii)	in the case of Hedging Agreements, be determined in accordance with paragraph (h) of the definition of "Indebtedness"; and

(iii)	in the case of other Contingent Obligations, be equal to the maximum reasonably anticipated liability in respect thereof.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

"CTA" means the Corporation Tax Act 2009.

"Default" means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)
which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation)

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(C)	payment is made within five days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Disclosure Letter" has the meaning given to that term in the Acquisition Agreement.

"Disposal" has the meaning given to that term in Clause 20.12 (Disposal of Assets).

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"EDGAR" means the EDGAR Public Dissemination Service (PDS) System managed by Attain, LLC, the electronic subscriber service used for making documents publicly available in the United States, together with any successor filing system as the primary means of making documents publicly available in the United States.

"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Company or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Company or any current or former ERISA Affiliate.

"Entity" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality).

"Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, clean-up, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

"Environmental Laws" means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including requirements relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

"ERISA" means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

"ERISA Affiliate" means any Person who together with the Company is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

"Event of Default" means any event or circumstance specified as such in Clause 21 (Events of Default).

"Exchange Act" means the Securities Exchange Act of 1934.

"Exempt Person" means any of the following:

(a)	any descendant of W.W. Grainger, or any spouse, widow or widower of such descendant (such descendants, spouses, widows and widowers collectively defined as the "Grainger Family Members");

(b)
any descendant of E.O. Slavik or any spouse, widow or widower of any such descendant (such descendants, spouses, widows and widowers collectively defined as the "Slavik Family Members" and with the Grainger Family Members collectively defined as the "Family Members");

(c)
any trust which was in existence on the date of this Agreement and which has been established by one or more Grainger Family Members, any estate of a Grainger Family Member who died on or before the date of this Agreement, and The Grainger Foundation (such trusts, estates and named entity collectively defined as the "Grainger Family Entities");

(d)
any trust which was in existence on the date of this Agreement and which has been established by one or more Slavik Family Members, any estate of a Slavik Family Member who died on or before the date of this Agreement, Mark IV Properties, Inc., and Mountain Capital Corporation (such trusts, estates and named entities collectively defined as the "Slavik Family Entities" and with the Grainger Family Entities collectively defined as the "Existing Family Entities");

(e)
any estate of a Family Member who dies after the date of this Agreement, or any trust established after the date of this Agreement by one or more Family Members or Existing Family Entities; provided that one or more Family Members, Existing Family Entities or charitable organisations which qualify as exempt organisations under Section 501(c) of the Code ("Charitable Organisations"), collectively, are the beneficiaries of at least 50% of the actuarially-determined beneficial interests in such estate or trust;

(f)	any Charitable Organisation which is established by one or more Family Members or Existing Family Entities (a "Family Charitable Organisation");

(g)
any corporation of which a majority of the voting power and a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in paragraph (e) above, or Family Charitable Organisations; and

(h)
any partnership or other entity or arrangement of which a majority of the voting interest and a majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in paragraph (e) above, or Family Charitable Organisations.

"Facility" means Facility A or Facility B.

"Facility A" means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

"Facility A Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Facility A Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.
"Facility A Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

"Facility A Repayment Date" means each of the dates specified in Clause 6.1 (Repayment of Facility A Loans) as Facility A Repayment Dates, but if any such date is not a Business Day, then that Facility A Repayment Date shall be deemed to be the immediately succeeding Business Day.

"Facility B" means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

"Facility B Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Facility B Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.
"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the U.S.), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the U.S.), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Federal Fair Labor Standards Act" means The Fair Labor Standards Act of 1938, as amended, 29 U.S.C. 201, et seq.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company, the Agent and the Company or the Original Lenders and the Company setting out any of the fees referred to in Clause 11 (Fees).

"Finance Document" means this Agreement, any Fee Letter, the Accession Letter and any other document designated as such by the Agent and the Company.

"Finance Party" means the Agent, the Arranger or a Lender.

"FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).

"GAAP" means United States generally accepted accounting principles, as recognised by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Group throughout the period indicated and consistent with the prior financial practice of the Group.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

"Group" means the Company and its Subsidiaries for the time being.

"Hazardous Materials" means any substances or materials:

(a)	which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law;

(b)
which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority;

(c)	the presence of which require investigation or remediation under any Environmental Law or common law;

(d)	the discharge or emission or release of which requires a permit or license under any Environmental Law or by any Governmental Authority;

(e)	which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighbouring properties;

(f)	which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance; or

(g)
which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

"Hedging Agreement" means any agreement with respect to any Interest Rate Contract, agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in rates, currency values or commodity prices.

"Holding Company" means, in relation to an Entity, any other Entity in respect of which it is a Company Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).

"Indebtedness" means, with respect to the Group at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)	all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)	all liabilities for the deferred purchase price of property acquired by such Person, except trade payables arising in the ordinary course of business which are not more than 90 days overdue;

(c)	all obligations of any such Person as lessee under Capital Leases;

(d)	all Indebtedness of any other Person secured by Security on any asset of any such Person;

(e)	all Contingent Obligations of any such Person;

(f)	all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of any such Person;

(g)	all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of share capital or other securities or partnership interests of such Person; and

(h)	all net payment obligations incurred by any such Person pursuant to Hedging Agreements.

"Insolvency Event" in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by an Entity or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by an Entity or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganisation, insolvency, liquidation, receivership, dissolution, moratorium, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, granting of a moratorium, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

"Interest Rate Contract" means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement.

"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for sterling.
"ITA" means the Income Tax Act 2007.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase) or Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for sterling and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate).

"LMA" means the Loan Market Association.

"Loan" means a Facility A Loan or a Facility B Loan.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 662/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 662/3% of the Total Commitments immediately prior to the reduction).

"Margin" means the rate per annum calculated in accordance with Clause 8.2 (Calculation of Margin).

"Margin Stock" means margin stock within the meaning of Regulations T, U and X.

"Material Adverse Effect" means:

(a)	a material adverse change in, or a material adverse effect upon, the operations, properties or financial condition of the Group taken as a whole;

(b)	a material impairment of the ability of an Obligor to perform its obligations under any Finance Document; or

(c)	a material adverse effect upon the legality, validity, binding effect or enforceability against an Obligor of any Finance Document.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.
"Moody's" means Moody's Investors Service Limited.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six years.

"New Lender" has the meaning given to that term in Clause 22 (Changes to the Lenders).

"Obligations" means, in each case, whether present or future:

(a)	the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans; and

(b)
all fees and commissions (including reasonable and documented legal fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by any Obligor to the Finance Parties, in each case under or in respect of this Agreement or any other Finance Document of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, or liquidated or unliquidated, contractual or otherwise, and whether or not evidenced by a note.

"Obligor" means a Borrower or the Company.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control, and any successor thereto.

"Original Financial Statements" means the audited consolidated financial statements of the Group for the financial year ended 31 December 2014.

"Original Obligor" means the Original Borrower or the Company.

"Party" means a party to this Agreement.

"PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

"PBGC" means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Company or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Company or any of its current or former ERISA Affiliates.

"Permitted Acquisition" means an Acquisition (a) with respect to which the target (or its board of directors or equivalent governing body) has not announced that it will oppose such Acquisition or commenced any litigation which alleges that such Acquisition violates or will violate any Applicable Law and (b) which occurs when no Default or Event of Default exists or will result therefrom.

"Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

"Qualifying Lender" has the meaning given to it in Clause 12 (Tax Gross-up and Indemnities).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

"Reference Bank Quotation" means any quotation supplied to the Agent by a Reference Bank.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)
(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in sterling for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)
if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

"Reference Banks" means the principal London offices of such entities as may be appointed by the Agent in consultation with the Company.

"Regulations T, U and X" means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliated Entity of the investment manager or investment adviser of the first fund.

"Relevant Market" means the London interbank market.

"Repayment Instalment" means each instalment for repayment of the Facility A Loans referred to in Clause 6.1 (Repayment of Facility A Loans).

"Repeating Representations" means each of the representations set out in Clauses 18.1 (Corporate Existence and Power) to Clause 18.4 (Binding Effect), paragraph (a) of Clause 18.6 (No Default), Clause 18.7 (ERISA Compliance), Clause 18.8 (Use of Proceeds; Margin Regulations), Clause 18.13 (Regulated Entities) and Clause 18.17 (Full Disclosure).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Responsible Officer" means any of the following:

(a)	the Chief Executive Officer of the Company,

(b)	the Chairman of the Board of the Company,

(c)	the President of the Company,

(d)	the Senior Vice President and Chief Financial Officer of the Company,

(e)	the Vice President and Treasurer of the Company; and

(f)	any other officer of the Company specified in writing by a Responsible Officer listed in paragraphs (a) to (e) above and reasonably acceptable to the Agent.

"Rollover Loan" means one or more Facility B Loans:

(a)	made or to be made on the same day that a maturing Facility B Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Facility B Loan; and

(c)	made or to be made to the Additional Borrower for the purpose of refinancing that maturing Facility B Loan.

"Sanctioned Country" means a country or territory subject to a comprehensive sanctions program maintained by OFAC, the European Union, Her Majesty's Treasury, the Department for Business, Innovation and Skills of the UK or the United Nations Security Council (as of the date of this Agreement, comprising Crimea, Cuba, Iran, North Korea, Sudan and Syria).

"Sanctioned Person" means:

(a)
a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC, available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as updated from time to time;

(b)	a Person named on the Sectoral Sanctions Identification list maintained by OFAC, available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/ssi_list.aspx;

(c)
a Person named on OFAC's Foreign Sanctions Evaders List and the U.S. State Department's Sanctioned Entities List, available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/fse_list.aspx and at http://www.state.gov/e/eb/tfs/spi/iran/entities/index.htm;

(d)	a Person named on the European Union's Consolidated List of persons, groups and entities subject to financial sanctions;

(e)
a Person named on the Consolidated List of Financial Sanctions Targets or the Consolidated List of Investment Ban Targets under the Ukraine (Sovereignty) Sanctions Regime maintained by Her Majesty's Treasury;

(f)	a Person named on any other similar list maintained by the United Nations Security Council;

(g)

(i)	an agency of the government of a Sanctioned Country;

(ii)	Cuban nationals wherever they reside, except Cuban nationals that have established lawful permanent residency outside of Cuba; or

(iii)	a Person resident, located or organized in a Sanctioned Country; or

(h)	any Person owned or controlled by any of the above.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Entity which takes over the administration of that rate) for sterling for the relevant period displayed on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Security" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease.

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods) in relation to Facility A.

"Specified Event of Default" means an Event of Default arising under Clauses 21.1 (Non-Payment), 21.5 (Specific Defaults) (solely as a result of a breach of Clause 20.21 (Acquisition Documents)), 21.9 (Insolvency; Voluntary Proceedings) or 21.10 (Involuntary Proceedings).

"Specified Time" means a day or time determined in accordance with Schedule 7 (Timetables).

"Standard & Poor's" means Standard & Poor's Rating Services.

"Subsidiary" means as to any Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding share capital or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by such Person (irrespective of whether, at the time, share capital or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" in this Agreement shall refer to those of the Company and shall include the Borrowers.

"Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guarantees, surety bonds and similar instruments.

"Target" means Cromwell Group (Holdings) Limited, a company incorporated in England and Wales with registered number 01756362.

"Target Shares" means all of the shares in the Target.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Termination Date" means the date falling five years after the date of this Agreement.

"Total Commitments" means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being £180,000,000 at the date of this Agreement.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being £160,000,000 at the date of this Agreement.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being £20,000,000 at the date of this Agreement.

"Trading with the Enemy Act" means the United States Trading with the Enemy Act of 1917, (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

"Transaction Documents" means the Finance Documents and the Acquisition Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"UK GAAP" means generally accepted accounting principles in the United Kingdom, including IFRS.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"U.S." and "United States" means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

"Utilisation" means a utilisation of a Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the relevant form set out in Part I of Schedule 3 (Requests).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"Vendor" means Gregory Family Office Limited, a company incorporated in England and Wales with registered number 09473311.

"Wholly-Owned" means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Company and/or one or more of its Wholly-Owned Subsidiaries (except for directors' qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Company).

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)
the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)
a "Finance Document" or a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(iv)	a "group of Lenders" includes all the Lenders;

(v)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vi)	a provision of law is a reference to that provision as amended or re-enacted; and

(vii)	a time of day is a reference to London time.

(b)
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Any reference in this Agreement to "the ordinary course of business" shall be interpreted in a manner consistent with the meaning given to such phrase in the laws of the State of Illinois.

(e)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	A Default or an Event of Default is "continuing" if it has not been remedied or waived.

1.3	Currency symbols and definitions

(a)	"$", "USD" and "dollars" denote the lawful currency of the United States of America.

(b)	"£", "GBP" and "sterling" denote the lawful currency of the United Kingdom.

1.4	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document, an Entity who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)
Subject to Clause 33.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any Entity who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITIES

2.	THE FACILITIES

2.1.	The Facilities

Subject to the terms of this Agreement, the Lenders make available:

(a)	to the Original Borrower, a sterling term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)	to the Additional Borrower, a sterling revolving loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.2.	Increase

(a)	The Company may by giving prior notice to the Agent by no later than the date falling ten Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (g) of Clause 7.5 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 7.1 (Illegality); or

(B)	paragraph (a) of Clause 7.5 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in sterling of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(iii)
the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Company (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)
any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)
in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(c)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)
The Company shall, promptly on demand, pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(e)
The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 22.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 22.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(f)
The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(g)	Clause 22.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.3.	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1 Purpose

(a)	The Original Borrower shall apply all amounts borrowed by it under Facility A towards:

(i)	payment to the Vendor of the purchase price for the Target Shares under the Acquisition Agreement;

(ii)	payment of the Acquisition Costs (other than periodic fees); and

(iii)	its general corporate and working capital purposes and those of its Subsidiaries.

(b)	The Additional Borrower shall apply all amounts borrowed by it under Facility B towards its general corporate and working capital purposes.

3.2 Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1 Initial conditions precedent

(a)
No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2 Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)
in relation to any Utilisation on the Completion Date, all the representations and warranties in Clause 18 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true in all material respects.

4.3 Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	two or more Facility A Loans would be outstanding; or

(ii)	eleven or more Facility B Loans would be outstanding.

(b)	The Original Borrower may not request that a Facility A Loan be divided if, as a result of the proposed division, three or more Facility A Loans would be outstanding.

SECTION 3
UTILISATION

5.	UTILISATION

5.1.	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2.	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3.	Currency and amount

(a)	The currency specified in a Utilisation Request must be sterling.

(b)
The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is £160,000,000 for Facility A and a minimum of £1,000,000 for Facility B or in either case, if less, the Available Facility.

5.4.	Lenders' participation

(a)
If the conditions set out in this Agreement have been met, and subject to Clause 6.2 (Repayment of Facility B Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)
The Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan and, in the case of a Facility B Loan and if different, the amount of that participation to be made available in accordance with Clause 27.1 (Payments to the Agent), in each case by the Specified Time.

5.5.	Cancellation of Commitment

(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Facility A Loans

(a)
The Original Borrower shall repay the Facility A Loans in instalments by repaying on each Facility A Repayment Date an amount which reduces the amount of the outstanding aggregate Facility A Loans by the amount set out opposite each Facility A Repayment Date below and shall repay the outstanding amount of the Facility A Loans in full on the Termination Date.

Facility A Repayment Date	Repayment Instalment

29 February 2016	£4,000,000

31 August 2016	£4,000,000

28 February 2017	£4,000,000

31 August 2017	£4,000,000

28 February 2018	£4,000,000

31 August 2018	£4,000,000

28 February 2019	£4,000,000

31 August 2019	£4,000,000

29 February 2020	£4,000,000

(b)
If, in relation to a Facility A Repayment Date, the aggregate amount of the Facility A Loans made to the Original Borrower exceeds the Repayment Instalment to be repaid by the Original Borrower, the Company may, if it gives the Agent not less than five Business Days' prior notice, select which of those Facility A Loans will be wholly or partially repaid so that the Repayment Instalment is repaid on the relevant Facility A Repayment Date in full. The Company may not make a selection if as a result more than one Facility A Loan will be partially repaid.

(c)	If the Company fails to deliver a notice to the Agent in accordance with paragraph (b) above, the Agent shall select the Facility A Loans to be wholly or partially repaid.

(d)	The Original Borrower may not reborrow any part of Facility A which is repaid.

6.2	Repayment of Facility B Loans

(a)	The Additional Borrower shall repay each Facility B Loan on the last day of its Interest Period.

(b)	Without prejudice to the Additional Borrower's obligation under paragraph (a) above, if:

(i)	one or more Facility B Loans are to be made available to the Additional Borrower:

(A)	on the same day that a maturing Facility B Loan is due to be repaid by the Additional Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Facility B Loan; and

(ii)
the proportion borne by each Lender's participation in the maturing Facility B Loan to the amount of that maturing Facility B Loan is the same as the proportion borne by that Lender's participation in the new Facility B Loans to the aggregate amount of those new Facility B Loans, the aggregate amount of the new Facility B Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Facility B Loan so that:

(A)	if the amount of the maturing Facility B Loan exceeds the aggregate amount of the new Facility B Loans:

(1)	the Additional Borrower will only be required to make a payment under Clause 27.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)
each Lender's participation in the new Facility B Loans shall be treated as having been made available and applied by the Additional Borrower in or towards repayment of that Lender's participation in the maturing Facility B Loan and that Lender will not be required to make a payment under Clause 27.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans; and

(B)	if the amount of the maturing Facility B Loan is equal to or less than the aggregate amount of the new Facility B Loans:

(1)	the Additional Borrower will not be required to make a payment under Clause 27.1 (Payments to the Agent); and

(2)
each Lender will be required to make a payment under Clause 27.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans only to the extent that its participation in the new Facility B Loans exceeds that Lender's participation in the maturing Facility B Loan and the remainder of that Lender's participation in the new Facility B Loans shall be treated as having been made available and applied by the Additional Borrower in or towards repayment of that Lender's participation in the maturing Facility B Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan or it becomes unlawful for any Affiliated Entity of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)
to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 7.5 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no later than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £5,000,000 and integral multiples of £1,000,000 (or such other amount as will cause the Total Facility A Commitments or the Total Facility B Commitments to be an integral multiple of £1,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

7.3	Voluntary prepayment of Facility A Loans

(a)
The Original Borrower may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility A Loan (but, if in part, being an amount that reduces the amount of the Facility A Loan by a minimum amount of £5,000,000 and integral multiples of £1,000,000 (or such other amount as will cause the aggregate principal amount of all Loans to be an integral multiple of £1,000,000)).

(b)	A Facility A Loan may only be prepaid after the last day of the Availability Period for Facility A (or, if earlier, the day on which the applicable Available Facility is zero).

(c)
If the Original Borrower prepays the whole or any part of a Facility A Loan in accordance with this Clause 7.3 then the amount of the Repayment Instalment for each Facility A Repayment Date falling after that prepayment will reduce pro rata by the amount prepaid.

7.4	Voluntary prepayment of Facility B Loans

The Additional Borrower may, if it gives the Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility B Loan (but if in part, being an amount that reduces the amount of the Facility B Loan by a minimum amount of £1,000,000).

7.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Company may, on ten Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 22.9 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)
A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(g)

(i)
If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days' notice of cancellation of each Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

7.6	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Original Borrower may not reborrow any part of Facility A which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility B which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(h)
If all or part of any Lender's participation in a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

7.7	Application of prepayments

Any prepayment of a Loan pursuant to Clause 7.3 (Voluntary prepayment of Facility A Loans) or Clause 7.4 (Voluntary prepayment of Facility B Loans) shall be applied pro rata to each Lender's participation in that Loan.

SECTION 5
COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Calculation of Margin

(a)	Subject to the following provisions of this Clause 8.2, the Margin in relation to each Loan shall be 0.75 per cent. per annum.

(b)
If, at any time after the date of this Agreement, both Moody's and Standard & Poor's publish a revised rating of the senior unsecured non-credit enhanced long-term funded debt (the "Debt Rating") of the Company, the Margin in relation to each Loan will be determined in accordance with the table below:

Debt Rating (Standard & Poor's)	Debt Rating (Moody's)	Margin (per cent. per annum)
A (or higher)	A2 (or higher)	0.75
BBB+ or A-	Baa1 or A-3	1.00
BBB- or BBB	Baa3 or Baa2	1.25
BB+	Ba1	1.50
BB (or lower)	Ba2 (or lower)	3.00

(c)	If, at any time, the Debt Ratings published in respect of the Company by each of Moody's and Standard & Poor's differ by:

(i)	one level, the Margin in relation to each Loan will be determined on the basis of the higher of the two Debt Ratings; or

(ii)	two or more levels, the Margin in relation to each Loan will be determined on the basis of the level which is one rating below the higher of such published Debt Ratings.

(d)
If either of Moody's or Standard & Poor's withdraw their respective Debt Ratings in respect of the Company, the Margin in relation to each Loan shall be determined on the basis of the remaining Debt Rating.

(e)	If both Moody's and Standard & Poor's withdraw their respective Debt Ratings in respect of the Company, the Margin in relation to each Loan shall be 3.00 per cent. per annum.

(f)
Any adjustment to the Margin (whether upwards or downwards) will apply on and from the date of publication of any relevant change to (or withdrawal of) the Debt Rating assigned to the Company by Moody's and/or Standard & Poor's.

8.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

8.4	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)
A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Facility A Loan and has already been borrowed) in a Selection Notice.

(b)
Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Agent by the Original Borrower (or the Company on behalf of the Original Borrower) not later than the Specified Time.

(c)
If the Original Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 9.2 (Changes to Interest Periods), be one Month.

(d)
Subject to this Clause 9, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or of any other period agreed between the Company, the Agent and all the Lenders in relation to the relevant Loan. In addition, the Original Borrower (or the Company on its behalf) may select an Interest Period for a Facility A Loan of a period of less than one Month, if necessary to ensure that there are sufficient Facility A Loans (with an aggregate amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Original Borrower to make the Repayment Instalment due on that date.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Facility B Loan has one Interest Period only.

9.2	Changes to Interest Periods

(a)
Prior to determining the interest rate for a Facility A Loan, the Agent may shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans (with an aggregate amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Original Borrower to make the Repayment Instalment due on that date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Company and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Division of Facility A Loans

Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Original Borrower (or the Company on its behalf) requests in a Selection Notice that a Facility A Loan be divided into two Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Facility A Loan immediately before its division.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)
Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	sterling; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time for sterling and for a period equal in length to the Interest Period of that Loan.

(c)
Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for sterling or the relevant Interest Period there shall be no LIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)
Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.4	Cost of funds

(a)	If this Clause 10.4 applies, the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event before the date falling five Business Days before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)
If this Clause 10.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)
If this Clause 10.4 applies but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

10.5	Break Costs

(a)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)
The Company shall (or shall procure that the Original Borrower shall) pay to the Agent (for the account of each Lender) a fee in sterling computed at the rate of 35 per cent. per annum of the applicable Margin on that Lender's Available Commitment under Facility B for the Availability Period applicable to Facility B.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.2	Upfront fee

The Company shall (or shall procure that the Original Borrower shall) pay to the Original Lenders an upfront fee in the amount and at the times agreed in a Fee Letter.

11.3	Coordination fee

The Company shall (or shall procure that the Original Borrower shall) pay to the Arranger a coordination fee in the amount and at the times agreed in a Fee Letter.

11.4	Agency fee

The Company shall (or shall procure that the Original Borrower shall) pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

"Borrower DTTP Filing" means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the relevant Borrower, which:

(i)
where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Part II of Schedule 1 (The Original Parties), and

(A)	where the Borrower is the Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(B)	where the Borrower is the Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes the Additional Borrower; or

(ii)
where it relates to a Treaty Lender that is a New Lender or an Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate, Assignment Agreement or Increase Confirmation, and

(A)
where the Borrower is a Borrower as at the relevant Transfer Date or date on which the increase in Commitment described in the relevant Increase Confirmation takes effect, is filed with HM Revenue & Customs within 30 days of that Transfer Date or date on which the increase in Commitment described in the relevant Increase Confirmation takes effect; or

(B)
where the Borrower is not a Borrower as at the relevant Transfer Date or date on which the increase in Commitment described in the relevant Increase Confirmation takes effect, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes the Additional Borrower.

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)
which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(2)
in respect of an advance made under a Finance Document by an Entity that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

(a)	a company so resident in the United Kingdom; or

(b)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(3)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)	a Treaty Lender.

"Tax Confirmation" means a confirmation by a Lender that the Entity beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
"Treaty Lender" means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
"UK Non-Bank Lender" means where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the Entity making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of "Qualifying Lender" and:

(A)
an officer of HM Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of "Qualifying Lender" and:

(A)	the relevant Lender has not given a Tax Confirmation to the Company; and

(B)
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

(iv)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

(i)
Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

(A)
A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part II of Schedule 1 (The Original Parties); and

(B)
a New Lender or an Increase Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and, in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)
If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(j)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

12.3	Tax indemnity

(a)
The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)
would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Lender status confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender or Increase Lender fails to indicate its status in accordance with this Clause 12.5 then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.

12.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the Entity required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the Entity required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 12.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

12.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.9	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliated Entities as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV,

provided that notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall in each case be deemed to be have been introduced after the date of this Agreement, regardless of the date enacted, adopted or issued.

(b)	In this Agreement:

(i)	"Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliated Entity's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliated Entities to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document;

(ii)	"Basel III" means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III"; and

(iii)	"CRD IV" means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

13.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliated Entities of any law or regulation.

(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that Entity at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing Among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

14.3	Indemnity to the Agent

The Company shall, within three Business Days of demand, indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.11 (Disruption to payment systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliated Entity or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall, within three Business Days of demand, pay the Agent and the Arranger the amount of all reasonable and documented costs and expenses (including legal fees) incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent; or (b) an amendment is required pursuant to Clause 27.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all reasonable and documented costs and expenses (including legal fees) incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

The Company irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Company shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Company under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Company under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Company under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other Entity;

(b)	the release of any other Obligor or any other Entity under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other Entity or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other Entity;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any Entity under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any Entity before claiming from the Company under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and the Total Commitments cancelled, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Company shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company's liability under this Clause 17.

17.7	Deferral of Company's rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and the Total Commitments cancelled and unless the Agent otherwise directs, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by a Borrower;

(b)	to claim any contribution from any other guarantor of any Borrower's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Borrower to make any payment, or perform any obligation, in respect of which the Company has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Borrower; and/or

(f)	to claim or prove as a creditor of any Borrower in competition with any Finance Party.

If the Company receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Borrowers under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 27 (Payment Mechanics).

17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party.

18.1	Corporate Existence and Power

It and each of its Subsidiaries:

(a)	is duly incorporated or organised, validly existing and, to the extent relevant under local law, in good standing under the laws of the jurisdiction of its incorporation;

(b)	has the power and authority and all governmental licenses, authorisations, consents and approvals to:

(i)	execute, deliver and perform its obligations under each Transaction Document to which it is a party; and

(ii)	own its assets and carry on its business;

(c)
is duly qualified as a foreign corporation or company and, to the extent relevant under local law, is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or licence; and

(d)	is in compliance with all Applicable Law,

except, in the case of paragraph (a) or (b)(i) above with respect to Subsidiaries (other than a Borrower) and in the case of paragraphs (b)(ii), (c) or (d) above, to the extent that any such failure could not reasonably be expected to have a Material Adverse Effect.

18.2	Corporate Authorisation; no Contravention

The execution, delivery and performance by it of each Transaction Document to which it is a party have been duly authorised by all necessary corporate action, and do not and will not:

(a)	contravene the terms of any of its Constitutional Documents;

(b)
conflict with or result in any breach or contravention of, or the creation of any Security under, any document evidencing any material Contractual Obligation to which it is a party or any order, injunction, writ or decree of any Governmental Authority to which it or its property is subject; or

(c)	violate any Applicable Law.

18.3	Governmental Authorisation

No approval, consent, exemption, authorisation, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, it of this Agreement except for those obtained on or before the first Utilisation Date or those the failure of which to obtain would not individually or when taken together reasonably be expected to have a Material Adverse Effect.

18.4	Binding Effect

Each Transaction Document to which it is a party constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

18.5	Litigation

(a)
Except as specifically disclosed in the Company's reports on Form 10-K and 10-Q filed with the SEC through the Form 10-Q for the period ended 30 June 2015, there are no actions, suits, proceedings, claims or disputes pending or, to the best of the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against it or any of its Subsidiaries or any of their respective properties which:

(i)	purport to affect or relate to this Agreement or any other Finance Document or any transaction contemplated by any Finance Document; or

(ii)	if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(b)
No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Finance Document or directing that the transactions provided for in any Finance Document not be consummated as provided in the relevant Finance Document.

18.6	No Default

(a)	No Default or Event of Default exists or would result from any Obligor incurring any of its Obligations.

(b)
As of the first Utilisation Date or the Closing Date, as applicable, neither it nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the first Utilisation Date or the Closing Date, as applicable, create an Event of Default under Clause 21.8 (Cross Acceleration).

18.7	ERISA Compliance

(a)
Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable federal or state law. The Company and each ERISA Affiliate has made all required contributions to any Pension Plan and no application for a funding waiver or an extension of any amortisation period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)
There are no pending or, to the best of the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)
There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d)
Neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan or any Multiemployer Plan (other than premiums due and not in default under Section 4007 of ERISA).

18.8	Use of Proceeds; Margin Regulations

(a)	The proceeds of the Loans will be used solely for the purposes set out in and permitted by Clauses 3 (Purpose) and 20.17 (Use of Proceeds).

(b)	Neither it nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

18.9	Title to Properties

(a)
It and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or when taken together, have a Material Adverse Effect.

(b)
As of the first Utilisation Date or the Closing Date, as applicable, its and its Subsidiaries' property is not subject to any Security, other than Security permitted pursuant to Clause 20.11 (Limitation on Security).

18.10	Taxes

(a)
It and each of its Subsidiaries have filed or have obtained extensions from filing all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable in connection therewith, except (i) those which are subject to open tax audits or are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)	There is no proposed tax assessment against it or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

18.11	Financial Condition

(a)
The audited Consolidated financial statements of the Group dated 31 December 2014 (comprising, the Consolidated balance sheets, and the related Consolidated statements of earnings, comprehensive earnings, shareholders' equity and cash flows) for the financial year ended on such date:

(i)	were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and

(ii)	fairly present in all material respects the financial condition of the Group as of the date thereof and results of operations for the period covered thereby.

(b)
The audited Consolidated financial statements of the Group dated 31 December 2014 and the Company's Form 10-Q filed with the SEC for the financial quarter ending 30 June 2015 show all material indebtedness and other liabilities, direct or contingent, of the Company and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations as required to be disclosed under the applicable rules and regulations promulgated or approved by the SEC.

(c)	Since 31 December 2014, there has been no Material Adverse Effect.

18.12	Environmental Matters

The Company conducts in the ordinary course of its business a review of the effect of existing Environmental Laws and existing Environmental Claims on the business, operations and properties of the Group, and as a result thereof it has reasonably concluded that such existing Environmental Laws and existing Environmental Claims could not, individually or when taken together, reasonably be expected to have a Material Adverse Effect.

18.13	Regulated Entities

No Obligor, Person controlling the Company or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

18.14	No Burdensome Restrictions

Neither it nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Constitutional Document, or any Applicable Law, which could reasonably be expected to have a Material Adverse Effect.

18.15	Subsidiaries

As of the first Utilisation Date or the Closing Date, as applicable, the Company has no Subsidiaries other than those specifically disclosed in Schedule 9 (Subsidiaries) and has no material equity investments in any other corporation or entity.

18.16	Insurance

Its and its Subsidiaries' property are insured with financially sound and reputable insurance companies which are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as the Company may reasonably deem necessary (it being understood that the Company may self-insure against certain risks to the extent reasonable or customary for companies similarly situated).

18.17	Full Disclosure

None of the representations or warranties made by it in this Agreement or any other Finance Document as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of it or any of its Subsidiaries in connection with any Finance Document (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the first Utilisation Date or the Closing Date, as applicable), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

18.18	Sanctions; Anti-Terrorism Laws

(a)
Neither it nor any of its Subsidiaries (i) is a Sanctioned Person, or (ii) engages in any activity that is contrary to or proscribed under European Union, UK, UN or U.S. sanctions and as a result could trigger a designation under existing sanctions. No part of the proceeds of any Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, to the extent this would be prohibited under European Union, UK, UN and/or U.S. sanctions for any Finance Party or any member of the Group.

(b)
Neither the making of any Loans nor the use of the proceeds of any Loans, will violate the PATRIOT Act, the Trading with the Enemy Act or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or U.S. export control regulations maintained by the United States Department of Commerce ("Commerce") or any enabling legislation or executive order relating thereto, or any legislation or regulations in force in the UK for the purposes of enforcing sanctions implemented or administered by the European Union, Her Majesty's Treasury, the Department for Business, Innovation and Skills or the United Nations Security Council.

(c)	It and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

18.19	Anti-corruption law

Each member of the Group has instituted and maintained policies and procedures designed to promote and achieve compliance with applicable anti-corruption laws.

18.20	Camelot Acquisition

(a)
The Camelot Acquisition will comply with all applicable legal and regulatory requirements, except for non-compliances that, when taken together, would not reasonably be expected to have a Material Adverse Effect.

(b)
No governmental, regulatory and other consent or approval is required for the completion of the Camelot Acquisition other than (i) consents and approvals that have been, or prior to the completion of the Camelot Acquisition will be, duly obtained or duly waived and (ii) consents and approvals that, if not obtained, would not reasonably be expected to have a Material Adverse Effect.

(c)
To its knowledge, the representations and warranties of the Vendor in the Acquisition Agreement are true and correct in all material respects, except as disclosed in the Acquisition Documents or for inaccuracies therein that would not, pursuant to the terms of the Acquisition Agreement, permit the Original Borrower to terminate its obligations under the Acquisition Agreement.

(d)	The Acquisition Documents contain all the terms of the Camelot Acquisition.

18.21	Times when representations made

(a)	All the representations and warranties in this Clause 18 are made by each Original Obligor on the date of this Agreement and on the Completion Date.

(b)	Any representation or warranty is, to the extent it relates to the Target or any of its Subsidiaries, made solely to the knowledge of the Company after reasonable enquiry.

(c)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(i)	the date of each Utilisation Request, each Utilisation Date and the first day of each Interest Period; and

(ii)	in the case of the Additional Borrower, the day on which the Target becomes (or it is proposed that the Target becomes) the Additional Borrower.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial Statements

(a)	The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Lenders, with sufficient copies for each Lender:

(i)	as soon as they become available, but in any event not later than 90 days after the end of each financial year:

(A)
a copy of the audited Consolidated balance sheet of the Group as at the end of such year and the related Consolidated statements of earnings, comprehensive earnings, shareholders' equity and cash flows for such year, setting out in each case in comparative form the figures for the previous financial year, and accompanied by the opinion of Ernst & Young LLP or another nationally-recognised independent public accounting firm (the "Independent Auditor") which report (x) shall state that such Consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (y) shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the records of any member of the Group; and

(B)
a copy of the audited financial statements of each Borrower as of the end of such year setting out in comparative form the figures for the previous financial year and accompanied by an opinion of the relevant Borrower's auditors that such financial statements present fairly the financial position for the periods indicated in conformity with UK GAAP applied on a basis consistent with prior years (which statement shall not be qualified or limited because of a restricted or limited examination by the relevant Borrower's auditors of any material portion of the records of the relevant Borrower); and

(ii)
as soon as they become available, but in any event not later than 45 days after the end of each of the first three financial quarters of each financial year, a copy of the unaudited Consolidated balance sheet of the Group as of the end of such quarter and the related Consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Group.

(b)
So long as the Company is required to make filings of Forms 10-K and 10-Q with the SEC, the delivery of such Forms 10-K and 10-Q to the Agent and each Lender within the time periods set out above shall satisfy the requirements of paragraphs (a)(i)(A) and (a)(ii) above (it being agreed that the requirements of this paragraph (b) may be satisfied by the Company making available to the Agent and the Lenders its applicable quarterly and annual reports on Forms 10-Q and 10-K to the extent that the Company notifies the Lenders within the time period set out above that it is available to them on EDGAR).

19.2	Certificates; Other Information

The Company shall supply to the Agent and in sufficient copies for the Lenders:

(a)
with each set of financial statements delivered pursuant to paragraph (a)(i) of Clause 19.1 (Financial Statements), a certificate of a Responsible Officer stating that in making the examination necessary for those financial statements no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)
promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

(c)
promptly, such additional information regarding the business, financial or corporate affairs of any member of the Group as the Agent, at the request of any Lender, may from time to time reasonably request.

19.3	Use of Websites

(a)
Documents required to be delivered pursuant to paragraph (a) of Clause 19.1 (Financial Statements) or paragraph (b) of Clause 19.2 (Certificates; Other Information) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date:

(i)
on which the Company provides notice to the Agent (and the Agent shall promptly notify the Lenders) that such information has been posted on the Company's website on the internet at the website specified in such notice to which each of the Agent and each Lender has access without charge; or

(ii)	on which such documents are posted on the Company's behalf on DebtX or another similar secure electronic system to which each of the Agent and each Lender has access without charge,

provided that (x) if any Lender lacks access to the internet or DebtX or the Company is unable to deliver such documents electronically, the Company shall deliver paper copies of such documents to the Agent or such Lender (until a written request to cease delivering paper copies is given by the Agent or such Lender) and (y) the Company shall notify (which may be by facsimile or electronic mail) the Agent (and the Agent shall promptly notify the Lenders) of the posting of any documents.

(b)
The Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to in the proviso to paragraph (a) above or to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

19.4	Notices

The Company shall notify the Agent and each Lender promptly after a Responsible Officer obtains knowledge of:

(a)	the occurrence of any Default or Event of Default;

(b)	any of the following matters that has resulted or may reasonably be expected to result in a Material Adverse Effect:

(i)	any breach or non-performance of, or any default under, a Contractual Obligation of any member of the Group;

(ii)	any dispute, litigation, investigation or proceeding between any member of the Group and any Governmental Authority; or

(iii)	the commencement of, or any material development in, any litigation or proceeding affecting any member of the Group including pursuant to any applicable Environmental Law;

(c)
the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than ten days after such event provided that the Company shall notify the Agent and each Lender not less than ten days before the occurrence of any event described in paragraph (c)(ii) below), and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

(i)	the filing of a notice of intent to terminate a Pension Plan, or the commencement of proceedings by the PBGC to terminate a Pension Plan or a Multiemployer Plan;

(ii)	a contribution failure with respect to a Pension Plan sufficient to give rise to Security under Section 303(k) of ERISA;

(iii)
an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(iv)	the adoption of any Pension Plan by the Company or any ERISA Affiliate; or

(v)	a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganisation; and

(d)
any material change in accounting policies or financial reporting practices by the Company or any of its Consolidated Subsidiaries to the extent not disclosed in the Company's most recent Form 10-K or Form 10-Q.

Each notice under this Clause 19.4 shall be accompanied by a written statement by a Responsible Officer setting out details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under paragraph (a) above shall describe in detail all provisions of this Agreement or any other Finance Document that have been breached or violated.

19.5	Rating

The Company shall notify the Agent of any change in the Debt Rating of the Company within five Business Days of the date upon which such change is announced or publicly made available.

19.6	"Know Your Customer" Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

requires the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or such Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent or such Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
If the accession of the Target as the Additional Borrower obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of the Target to this Agreement as the Additional Borrower.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1.	Preservation of Corporate Existence, etc.

Each Obligor shall, and the Company shall ensure that each other member of the Group shall:

(a)
preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation or organisation, except, in the case of any Subsidiary (other than a Borrower), where the failure to so preserve and maintain its corporate existence and good standing could not reasonably be expected to have a Material Adverse Effect;

(b)
preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, and, with respect to each Subsidiary, use reasonable efforts, in the ordinary course of business, to preserve its business organisation and business goodwill, except, in each case, (i) in connection with transactions permitted by Clause 20.13 (Consolidations and Mergers) and sales of assets permitted by Clause 20.12 (Disposal of Assets) and (ii) in the case of any Subsidiary, where the failure to so preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises could not reasonably be expected to have a Material Adverse Effect;

(c)	with respect to each Obligor, use reasonable efforts, in the ordinary course of business, to preserve its business organisation and business goodwill; and

(d)	preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

20.2.	Maintenance of Property

Each Obligor shall, and the Company shall ensure that each other member of the Group shall, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Obligor shall, and the Company shall ensure that each other member of the Group shall, use the standard of care typical in the industry in the operation and maintenance of its facilities.

20.3.	Insurance

Each Obligor shall, and the Company shall ensure that each other member of the Group shall, maintain with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

20.4.	Payment of Obligations

Each Obligor shall, and the Company shall ensure that each other member of the Group shall, pay and discharge as the same shall become due and payable all their respective obligations and liabilities, including:

(a)
all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the relevant Obligor or Subsidiary;

(b)	all lawful claims which, if unpaid, would by law become Security upon its property which would not be permitted under this Agreement; and

(c)	at any time, all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

20.5.	Compliance with Laws

Each Obligor shall, and the Company shall ensure that each other member of the Group shall, comply in all material respects with all Applicable Laws of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) where the failure to be in compliance, individually or when taken together, would not reasonably be expected to have a Material Adverse Effect.

20.6.	Compliance with ERISA

The Company shall, and shall cause each of its ERISA Affiliates to maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable federal or state law.

20.7.	Inspection of Property and Books and Records

(a)
Each Obligor shall, and the Company shall ensure that each other member of the Group shall, maintain proper books of record and account, in which full, true and correct entries in accordance with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Obligor and such Subsidiary.

(b)
While an Event of Default is continuing, each Obligor shall, and the Company shall ensure that each other member of the Group shall, permit representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at the expense of the Company and at any time during normal business hours without advance notice.

20.8.	Environmental Laws

Except with respect to any matters that, individually or when taken together, would not reasonably be expected to have a Material Adverse Effect, each Obligor shall, and the Company shall ensure that each other member of the Group shall, conduct its operations and keep and maintain its property in a manner which complies with all Environmental Laws.

20.9.	Sanctions, PATRIOT Act Compliance

Each Obligor shall, and the Company shall ensure that each other member of the Group shall:

(a)
not do business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions and embargoes administered by OFAC or Commerce, the European Union, Her Majesty's Treasury, the Department for Business, Innovation and Skills or the United Nations Security Council;

(b)	not engage in any activity that is contrary to or proscribed under European Union, UK, UN or U.S. sanctions and as a result could trigger a designation under existing sanctions; and

(c)
provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the PATRIOT Act.

20.10.	Claims Pari Passu

Each Obligor shall take from time to time all actions that are necessary to cause the claims of the Finance Parties under the Finance Documents to rank at least pari passu with the claims of such Obligor's other unsecured and unsubordinated creditors, other than claims that are preferred by applicable law.

20.11.	Limitation on Security

(a)
No Obligor will, and the Company shall ensure that no other member of the Group will create, assume, incur or permit to exist any Security upon or with respect to any property or assets, whether present or future.

(b)	Paragraph (a) above does not apply to:

(i)
Security in respect of property acquired or constructed by a member of the Group after the Closing Date, which is created at the time of or within 180 days after acquisition or completion of construction of such property to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction of such property, provided that in any such case:

(A)	no such Security shall extend to or cover any other property of the relevant member of the Group; and

(B)	the aggregate principal amount of Indebtedness secured by all such Security in respect of any such property shall not exceed the cost of such property and any improvements then being financed;

(ii)
Security in respect of property acquired by any member of the Group after the Closing Date, existing on such property at the time of the acquisition of that asset (and not created in anticipation of the acquisition of that asset), or in the case of any Person that after the Closing Date becomes a Subsidiary or is consolidated with or merged with or into an Obligor or a Subsidiary or sells, leases or otherwise disposes of all or substantially all of its property to an Obligor or a Subsidiary, Security existing at the time such Person becomes a Subsidiary or is so consolidated or merged or effects such sale, lease or other disposition of property (and not created in anticipation of such transaction), provided that in any such case no such Security shall extend to or cover any other property of the Obligor or such Subsidiary, as the case may be;

(iii)	Security securing Indebtedness owed by a Subsidiary to the Company or to a Wholly-Owned Subsidiary;

(iv)
Security for taxes or other governmental charges not at the time in default or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(v)	Security on property of the Target and its Subsidiaries securing Indebtedness that will be paid on the first Utilisation Date; and

(vi)
Security not otherwise permitted by paragraphs (i) to (v) above securing additional Indebtedness of any member of the Group; provided that at the time of the incurrence of any such Indebtedness, the aggregate principal amount of all Indebtedness (including obligations of such member of the Group as lessee under any Capital Leases, taken at the capitalised amount thereof accounted for as debt in accordance with GAAP) of the Group secured by Security permitted solely by this paragraph (vi) shall not exceed 20% of Consolidated Tangible Net Worth.

For the purposes of paragraphs (i) and (ii) above, any Security existing in respect of property at the time such property is acquired or in respect of property of a Person at the time such Person is acquired, consolidated or merged with or into the Company or a Subsidiary shall be deemed to have been created at that time.

20.12.	Disposal of Assets

No Obligor shall, and the Company shall ensure that no other member of the Group shall, directly or indirectly, make any sale, transfer, lease (as lessor), loan or other disposition of any property or assets (a "Disposal"), other than:

(a)	Disposals in the ordinary course of business, including sales of real estate consistent with its past practices;

(b)	Disposals of property or assets by a Subsidiary to the Company or a Wholly-Owned Subsidiary; or

(c)	other Disposals, provided that in each case:

(i)	immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and

(ii)
the aggregate net book value of the property or assets disposed of in such Disposal and all other Disposals by the Group during the term of this Agreement does not exceed 35% of Consolidated Tangible Net Worth.

20.13.	Consolidations and Mergers

No Obligor shall, and the Company shall ensure that no other member of the Group shall, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, except:

(a)	the Company may consolidate with or merge with any Person (other than a Borrower) provided that the Company is the surviving or acquiring party in such transaction; and

(b)	any Subsidiary of the Company may:

(i)
consolidate with or merge with or convey or transfer all or substantially all of its assets to the Company (provided that the Company shall be the surviving or acquiring party) or a then-existing Wholly-Owned Subsidiary (provided that such Wholly-Owned Subsidiary shall be the surviving or acquiring party); or

(ii)	consolidate with or merge with any other Person provided that such Subsidiary is the surviving or acquiring party in such transaction; or

(iii)	transfer all or substantially all of its assets to any Person in a Disposal permitted by Clause 20.12 (Disposal of Assets),

provided that in any transaction involving a Borrower, the relevant Borrower shall be the surviving or acquiring party.

20.14.	Loans and Investments

No Obligor shall, and the Company shall ensure that no other member of the Group shall, purchase or acquire, or make any commitment for, any share capital, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "Investments"), except for:

(a)	Investments held by any member of the Group in the form of cash equivalents or short term marketable securities;

(b)	extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)	extensions of credit by the Company to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to another of its Wholly-Owned Subsidiaries;

(d)	pledges or deposits as required in the ordinary course of business in connection with workmen's compensation, unemployment insurance and other social security legislation;

(e)	advances, loans or extensions of credit in the ordinary course of business to employees;

(f)	Investments incurred in order to consummate Permitted Acquisitions;

(g)	the purchase by the Company of its share capital (subject to the restrictions in Clause 20.17 (Use of Proceeds)); and

(h)	Investments not otherwise permitted by paragraphs (a) to (g) above not at any time exceeding 50% of Consolidated Tangible Net Worth.

20.15.	Limitation on Subsidiary Indebtedness

The Company shall ensure that none of its Subsidiaries shall create, assume, incur, guarantee or otherwise become liable in respect of any Indebtedness except:

(a)	Indebtedness secured by Security permitted by paragraphs (b)(i) to (b)(iii) of Clause 20.11 (Limitation on Security),

(b)	Indebtedness owing to the Company or a Wholly-Owned Subsidiary; and

(c)
Indebtedness not otherwise permitted by paragraphs (a) and (b) above provided that at the time of the incurrence of any such Indebtedness, the aggregate unpaid principal amount of all Indebtedness of Subsidiaries permitted solely by this paragraph (c) shall not exceed 50% of Consolidated Tangible Net Worth.

For the purposes of this Clause 20.15, a Subsidiary shall be deemed to have incurred Indebtedness in respect of any obligation previously owed to the Company or to a Wholly-Owned Subsidiary on the date the obligee ceases for any reason to be the Company or a Wholly-Owned Subsidiary, and a Person that hereafter becomes a Subsidiary shall be deemed at that time to have incurred all of its outstanding Indebtedness.

20.16.	Transactions with Affiliates

No Obligor shall, and the Company shall ensure that no other member of the Group will, enter into any material transaction with any Affiliate of the Company (other than a Subsidiary), except upon fair and reasonable terms no less favourable to the Company or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company.

20.17.	Use of Proceeds

(a)
The Company shall not permit more than 25% of the value of the assets of the Group that are subject to any arrangement under this Agreement restricting the ability of a member of the Group to sell, pledge or otherwise dispose of assets to consist of Margin Stock.

(b)
No Borrower shall, and the Company shall ensure that no other member of the Group will, use any portion of any Loan proceeds, directly or indirectly, for any purpose that entails a violation of any of the regulations of the FRB, including Regulations T, U and X.

(c)
No Obligor shall cause or permit the proceeds of any Utilisation to be used, directly or indirectly, to make a loan or other advance to, invest in or contribute to or otherwise support the activities or business with or of any Sanctioned Country or Sanctioned Person, to the extent this would be prohibited under European Union, UK, UN and/or U.S. sanctions for any Finance Party or any member of the Group.

20.18.	ERISA

The Company shall not, and shall not permit any of its ERISA Affiliates to:

(a)
engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $500,000; or

(b)	engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

20.19.	Change in Business

No Obligor shall, and the Company shall ensure that no other member of the Group will, engage in any material line of business substantially different from that carried on by the Group on the date of this Agreement (after giving effect to the Camelot Acquisition).

20.20.	Restriction on Subsidiary Dividends

No Obligor shall, and the Company shall ensure that no other member of the Group will, enter into any agreement which would restrict the declaration or payment of dividends or similar distributions by any Subsidiary to the Company or another Subsidiary.

20.21.	Acquisition Documents

No Obligor shall permit any amendment, supplement or other modification to, or waiver, consent or other similar agreement in relation to any provision of, the Acquisition Documents in a manner that would reasonably be expected to adversely affect the Agent or the Lenders in any material respect.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 is an Event of Default (save for Clause 21.18 (Acceleration)).

21.1	Non-Payment

A Borrower fails to pay:

(a)	when and as required to be paid under this Agreement, any amount of principal of any Loan; or

(b)	within five days after the same becomes due, any interest, fee or any other amount payable under this Agreement or under any other Finance Document.

21.2	Specific Representations or Warranties

Any representation by an Obligor made or deemed made under any of paragraph (a) of Clause 18.1 (Corporate Existence and Power), paragraph (b) of Clause 18.6 (No Default), Clause 18.7 (ERISA Compliance), Clause 18.8 (Use of Proceeds; Margin Regulations) or Clause 18.13 (Regulated Entities) is incorrect in any material respect on or as of the date made or deemed made.

21.3	Sanctions; Anti-Terrorism Laws; Binding Effect; Anti-corruption law

(a)
Any representation by an Obligor made or deemed made under any of Clause 18.4 (Binding Effect), Clause 18.18 (Sanctions; Anti-Terrorism Laws) or Clause 18.19 (Anti-corruption law) is incorrect in any material respect on or as of the date made or deemed made.

(b)
No Event of Default under paragraph (a) above will occur if the event or circumstance giving rise to the misrepresentation is capable of remedy and is remedied within 30 days from the earlier of (i) the date upon which a Responsible Officer knows or reasonably should have known of such misrepresentation or (ii) the date upon which written notice of such misrepresentation is given to the relevant Obligor by the Agent or any Lender.

21.4	Other Representations or Warranties

(a)
Any other representation or warranty by an Obligor made or deemed made under this Agreement or in any other Finance Document, or that is contained in any certificate, document or financial or other statement by an Obligor, any other Subsidiary or any Responsible Officer supplied at any time under this Agreement or any other Finance Document, is incorrect in any material respect on or as of the date made or deemed made.

(b)
No Event of Default under paragraph (a) above will occur if the event or circumstance giving rise to the misrepresentation is capable of remedy and is remedied within 45 days from the earlier of (i) the date upon which a Responsible Officer knows or reasonably should have known of such misrepresentation or (ii) the date upon which written notice of such misrepresentation is given to the relevant Obligor by the Agent or any Lender.

21.5	Specific Defaults

An Obligor fails to perform or observe any term, covenant or agreement contained in any of paragraph (a) of Clause 19.4 (Notices), paragraph (a) of Clause 20.1 (Preservation of Corporate Existence, etc.) or any of Clauses 20.11 (Limitation on Security) to 20.21 (Acquisition Documents).

21.6	Sanctions, PATRIOT Act Compliance

An Obligor fails to perform or observe any term, covenant or agreement contained in Clause 20.9 (Sanctions, PATRIOT Act Compliance) and such default continues unremedied for a period of 30 days from the earlier of (a) the date upon which a Responsible Officer knows or reasonably should have known of such failure or (b) the date upon which written notice of such default is given to the relevant Obligor by the Agent or any Lender.

21.7	Other Defaults

An Obligor fails to perform or observe any other applicable term or covenant contained in this Agreement or any other Finance Document, and such default continues unremedied for a period of 45 days from the earlier of (a) the date upon which a Responsible Officer knows or reasonably should have known of such failure or (b) the date upon which written notice of such default is given to the relevant Obligor by the Agent or any Lender.

21.8	Cross Acceleration

The Company:

(a)
fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or

(b)
fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document if the effect of such failure, event or condition is that such Indebtedness is declared to be due and payable prior to its stated maturity, or such Contingent Obligation becomes payable or cash collateral in respect thereof is demanded.

21.9	Insolvency; Voluntary Proceedings

An Obligor:

(a)
ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise;

(b)	voluntarily ceases to conduct its business in the ordinary course;

(c)	commences any Insolvency Proceeding with respect to itself; or

(d)	takes any action to effectuate or authorise any of the foregoing.

21.10	Involuntary Proceedings

(a)
Any involuntary Insolvency Proceeding is commenced or filed against an Obligor, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of an Obligor's property, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy;

(b)
an Obligor admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under the laws of any jurisdiction) is ordered in any Insolvency Proceeding; or

(c)
an Obligor acquiesces in the appointment of a receiver, administrative receiver, trustee, custodian, administrator, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

21.11	ERISA

(a)	The Company or an ERISA Affiliate incurs liability under Title IV of ERISA with respect to a Pension Plan, a Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000.

(b)	A contribution failure occurs with respect to a Pension Plan sufficient to give rise to Security under Section 303(k) of ERISA.

21.12	Monetary Judgments

One or more judgments, decrees or arbitration awards is entered against an Obligor involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $100,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 60 days after the entry thereof.

21.13	Non-Monetary Judgments

Any non-monetary judgment, order or decree is entered against an Obligor that has had or would reasonably be expected to have a Material Adverse Effect, and for a period of 60 consecutive days no stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise is in effect.

21.14	Change of Control

Any Change of Control occurs.

21.15	Ownership of Borrower

The Company ceases to own, directly or indirectly, at least 100% of the outstanding share capital in any Borrower other than directors' qualifying shares.

21.16	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents and such default continues unremedied for a period of 30 days from the earlier of (a) the date upon which a Responsible Officer knows or reasonably should have known of such default or (b) the date upon which written notice of such default is given to the relevant Obligor by the Agent or any Lender.

21.17	Repudiation

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

21.18	Acceleration

(a)
If prior to the first Utilisation Date, a Specified Event of Default occurs which is continuing, the Agent may on and at any time after the occurrence of such Specified Event of Default which is continuing, and shall if so directed by the Majority Lenders, by notice to the Company cancel the Total Commitments, whereupon they shall immediately be cancelled provided that upon the occurrence of any Specified Event of Default described in Clauses 21.9 (Insolvency; Voluntary Proceedings) or 21.10 (Involuntary Proceedings) (but only in the case of paragraph (a) of Clause 21.10 (Involuntary Proceedings) after the expiry of the 60 day period mentioned in that paragraph), the Total Commitments shall automatically terminate without any further action by the Agent or any Lender.

(b)
If on or after the first Utilisation Date, an Event of Default occurs which is continuing the Agent may, on and at any time after the occurrence of such Event of Default which is continuing, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(ii)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Obligor;

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)	exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under this Agreement or under Applicable Law,

provided that upon the occurrence of any Event of Default described in Clauses 21.9 (Insolvency; Voluntary Proceedings) or 21.10 (Involuntary Proceedings) (but only in the case of paragraph (a) of Clause 21.10 (Involuntary Proceedings) after the expiry of the 60 day period mentioned in that paragraph), all of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall automatically become due and payable without any further action by the Agent or any Lender.

SECTION 9
CHANGES TO PARTIES

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

22.2	Conditions of assignment or transfer

(a)	The prior written consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is made by the Existing Lender:

(i)	to another Lender or an Affiliated Entity of any Lender; or

(ii)	at a time when an Event of Default is continuing.

(b)
The consent of the Company to an assignment or transfer must not be unreasonably withheld. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (e) shall not apply in relation to Clause 12.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 12.2 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.

(f)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £2,500.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

22.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 22.9 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

22.6	Procedure for assignment

(a)
Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 22.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this Clause 22.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 22.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 22.2 (Conditions of assignment or transfer).

22.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

22.8	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 22.8, each Lender may without consulting with or obtaining consent from any Obligor at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any Entity any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

22.9	Pro rata interest settlement

(a)
If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.5 (Procedure for transfer) or any assignment pursuant to Clause 22.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 22.9 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

23.	CHANGES TO THE OBLIGORS

23.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.2	Additional Borrower

(a)
Subject to compliance with the provisions of paragraph (c) of Clause 19.6 ("Know Your Customer" Checks), the Company may request that the Target becomes the Additional Borrower. The Target shall become the Additional Borrower if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(ii)	the Company confirms that no Default is continuing or would occur as a result of the Target becoming the Additional Borrower; and

(iii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to the Target, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

(c)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

23.3	Repetition of Representations

Delivery of the Accession Letter constitutes confirmation by the Target that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10
THE FINANCE PARTIES

24.	ROLE OF THE AGENT, THE ARRANGER AND THE REFERENCE BANKS

24.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Instructions

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

24.3	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)
Without prejudice to Clause 22.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

24.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other Entity.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.6	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any Entity:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that Entity; or

(B)	to the effect that such Entity approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-Payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any Entity, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such Entity; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such Entity,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company, or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

24.8	Responsibility for documentation

Neither the Agent nor the Arranger is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other Entity in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

24.10	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any Entity, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any Entity, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any "know your customer" or other checks in relation to any Entity; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

24.11	Lenders' indemnity to the Agent

(a)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.11 (Disruption to payment systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

24.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliated Entities acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 24 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above), but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 24 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (b) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 12.8 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

24.13	Replacement of the Agent

(a)
After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 24 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

24.14	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.15	Relationship with the Lenders

(a)
Subject to Clause 22.9 (Pro rata interest settlement), the Agent may treat the Entity shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint an Entity to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (a)(ii) of Clause 29.6 (Electronic communication) and the Agent shall be entitled to treat such Entity as the Entity entitled to receive all such notices, communications, information and documents as though that Entity were that Lender.

24.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other Entity under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.17	Agent's management time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and Expenses) and Clause 24.11 (Lenders' indemnity to the Agent) shall include any cost of utilising the Agent's management time or other resources but only to the extent that such cost has been approved in advance in writing by the Company and any such cost will be calculated on the basis of such reasonable daily or hourly rates as may be agreed in advance between the Agent and the Company and notified by the Agent to the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

24.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.19	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)
No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)
No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 24.19 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

24.20	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 24.19 (Role of Reference Banks), Clause 33.3 (Other exceptions) and Clause 35 (Confidentiality of Funding Rates and Reference Bank Quotations), subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.6 (Partial payments).

26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 27.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

26.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

26.5	Exceptions

(a)
This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor), Clause 27.4 (Clawback and pre-funding) and Clause 24.18 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

27.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 28 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback and pre-funding

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

27.5	Impaired Agent

(a)
If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 27.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)
A Party which has made a payment in accordance with this Clause 27.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Agent in accordance with Clause 24.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 27.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

27.6	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

27.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8	Business Days

(a)
Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.9	Currency of account

(a)	Subject to paragraphs (b) and (c) below, sterling is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than sterling shall be paid in that other currency.

27.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

27.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above, if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any Entity, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

28.	SET-OFF

Without prejudice to its rights at law, after the occurrence of an Event of Default and whilst such Event of Default is continuing a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any deposits (general or special, time or demand, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but excluding payroll accounts) and any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

100 Grainger Parkway
Lake Forest, Illinois 60646
USA

Attn:	Treasury Department

Phone:	1-847-535-1084

Fax:	1-847-535-9231

e-mail:	treasury_cash_ops@grainger.com
with a copy to:
W.W. Grainger, Inc.
100 Grainger Parkway
Lake Forest, Illinois 60646
USA

Attn:	General Counsel

Phone:	1-847-535-4442

Fax:	1-847-535-4585;

(b)	in the case of the Original Borrower:

GWW UK Holdings Ltd
c/o W.W. Grainger, Inc.
100 Grainger Parkway
Lake Forest, Illinois 60646
USA

Attn:	Treasury Department

Phone:	1-847-535-1084

Fax:	1-847-535-9231

e-mail:	treasury_cash_ops@grainger.com
with a copy to:
GWW UK Holdings Ltd
C/O TMF Group
5th Floor
6 St Andrew Street
London
EC4A3AE;

(c)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one Entity to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)
if by way of letter, (A) when it has been left at the relevant address; (B) five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or (C) in the case of a letter posted between continents, ten Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (d)ý above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

29.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

29.6	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)
Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 29.6.

29.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)
Subject to Clause 33.2 (All Lender matters) and Clause 33.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

33.2	All Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)
an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(e)	a change to the Borrowers or the Company (other than, for the avoidance of doubt, a change to the Parties pursuant to the operation of Clause 23 (Changes to the Obligors));

(f)	any provision which expressly requires the consent of all the Lenders;

(g)
Clause 2.3 (Finance Parties' rights and obligations), Clause 7.7 (Application of prepayments), Clause 22 (Changes to the Lenders), Clause 23 (Changes to the Obligors), Clause 26 (Sharing Among the Finance Parties), this Clause 33, Clause 38 (Governing Law) or Clause 39.1 (Jurisdiction); or

(h)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders.

33.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger or that Reference Bank, as the case may be.

33.4	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitment under the relevant Facility will be reduced by the amount of its Available Commitment under the relevant Facility and to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 33.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

33.5	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

33.6	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days' prior written notice to the Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)
require such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of the undrawn Facility B Commitment of the Lender; or

(iii)
require such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of Facility B, to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Company and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)
in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 22.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than ten Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)
The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

34.	CONFIDENTIAL INFORMATION

34.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 34.2 (Disclosure of Confidential Information) and Clause 34.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliated Entities and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any Entity to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any Entity:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that Entity's Affiliated Entities, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that Entity's Affiliated Entities, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by an Entity to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any Entity appointed under paragraph (b) of Clause 24.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.8 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the Entity to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the Entity to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the Entity to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any Entity appointed by that Finance Party or by an Entity to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

34.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 38 (Governing Law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currency of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

34.4	Entire agreement

This Clause 34 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

34.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 34.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the Entities referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 34.

34.7	Continuing obligations

The obligations in this Clause 34 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

35.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

35.1	Confidentiality and disclosure

(a)
The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.5 (Notification of rates of interest); and

(ii)
any Funding Rate or any Reference Bank Quotation to any Entity appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliated Entities and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any Entity to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any Entity to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the Entity to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any Entity to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the Entity to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any Entity with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)
The Agent's obligations in this Clause 35 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

35.2	Related obligations

(a)
The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)
of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 35.1 (Confidentiality and disclosure) except where such disclosure is made to any of the Entities referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 35.

35.3	No Event of Default

No Event of Default will occur under Clause 21.7 (Other Defaults) by reason only of an Obligor's failure to comply with this Clause 35.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	PATRIOT ACT

Each Lender hereby notifies each Obligor that pursuant to the requirements of the PATRIOT Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the PATRIOT Act.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement) (a "Dispute").

(b)	Each Obligor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)
Notwithstanding paragraph (a) above, any Finance Party may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

Each Obligor agrees that the documents which start any proceedings in relation to any Finance Document, and any other documents required to be served in connection with those proceedings, may be served on it by being delivered to the Original Borrower at its registered office, or to such other address in England and Wales as each such Obligor may specify by notice in writing to the Agent. Nothing in this Clause 39.2 shall affect the right of any Finance Party to serve process in any other manner permitted by law. This Clause 39.2 applies to proceedings in England and proceedings elsewhere.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES

PART I
THE ORIGINAL BORROWER

Name of Original Borrower	Registration number (or equivalent, if any)

GWW UK Holdings Ltd	09639826

PART II
THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment	Facility B Commitment	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
HSBC Bank plc	£20,000,000	-	N/A

JPMorgan Chase Bank, N.A., London Branch	£30,000,000	-	13/M/0268710/DTTP United States of America

Lloyds Bank plc	£80,000,000	£20,000,000	N/A

Morgan Stanley Bank, N.A.	£30,000,000	-	13/M/307216/DTTP United States of America

SCHEDULE 2
CONDITIONS PRECEDENT

PART I
CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a good standing certificate with respect to the Company, issued as of a recent date by the Secretary of State of Illinois.

(c)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified Entity or Entities to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified Entity or Entities, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each Entity authorised by the resolution referred to in paragraph (c) above.

(e)
A certificate of the Company (signed by an officer, assistant secretary or other authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(f)
A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)
If an Original Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Company in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Camelot Acquisition

(a)	A copy of each of the Acquisition Documents executed by the parties to those documents.

(b)	A certificate of the Company (signed by an officer, assistant secretary or other authorised signatory) certifying that:

(i)	no Acquisition Document has been amended, varied, novated, supplemented, superseded, waived or terminated except as permitted by Clause 20.21 (Acquisition Documents);

(ii)	the Company is not aware of any breach of any warranty or any claim under the Acquisition Agreement which would entitle the Original Borrower to terminate the Acquisition Agreement; and

(iii)	the Original Borrower has sufficient funds available to it to fund the portion of the purchase price for the Camelot Acquisition which will not be funded by way of a Facility A Loan.

4.	Other documents and evidence

(a)	The Original Financial Statements.

(b)
Evidence that the fees, costs and expenses then due from the Company or the Original Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

PART II
CONDITIONS PRECEDENT REQUIRED TO BE
DELIVERED BY THE ADDITIONAL BORROWER

1.	An Accession Letter, duly executed by the Additional Borrower and the Company.

2.	A copy of the constitutional documents of the Additional Borrower.

3.	A copy of a resolution of the board of directors of the Additional Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified Entity or Entities to execute the Accession Letter on its behalf; and

(c)
authorising a specified Entity or Entities, on its behalf, to sign and/or despatch all other documents and notices (including any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each Entity authorised by the resolution referred to in paragraph 3 above.

5.	A certificate of the Additional Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

6.
A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part II of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.	If available, the latest audited financial statements of the Additional Borrower.

8.	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in England.

SCHEDULE 3
REQUESTS

PART I
UTILISATION REQUEST

From:	[name of relevant Borrower]

To:	[Agent]
Dated:
Dear Sirs
GWW UK Holdings Ltd - £180,000,000 Facilities Agreement
dated 26 August 2015 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Facility to be utilised:	[Facility A]/[Facility B]*
Currency of Loan:	Sterling
Amount:	[•] or, if less, the Available Facility
Interest Period:	[•]

3.	We confirm that each condition specified in paragraph (a) of Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]. [The proceeds of this Loan should be credited to [account].]]** OR

[The proceeds of this Loan should be credited to [account].]***

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for and on behalf of
[name of relevant Borrower]

NOTES:

*	Delete as appropriate

**	Delete as appropriate for Facility B Loans

***	Use this option for Facility A Loans

PART II
SELECTION NOTICE

Applicable to a Facility A Loan

From:	[Company on behalf of]/[GWW UK Holdings Ltd]

To:	[Agent]
Dated:
Dear Sirs
GWW UK Holdings Ltd - £180,000,000 Facilities Agreement
dated 26 August 2015 (the "Agreement")

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan[s] with an Interest Period ending on [•]*.

3.	[We request that the above Facility A Loan be divided into two Facility A Loans with the following Interest Periods:]**

or
[We request that the next Interest Period for the above Facility A Loan[s] is [•]].**

4.	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for and on behalf of
[the Company on behalf of]/
[GWW UK Holdings Ltd]
NOTES:

*	Insert details of all Facility A Loans which have an Interest Period ending on the same date.

**	Use this option if division of Facility A Loans is requested.

***	Use this option if sub-division is not required.

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:	[•] as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
GWW UK Holdings Ltd - £180,000,000 Facilities Agreement
dated 26 August 2015 (the "Agreement")

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 22.5 (Procedure for transfer), all of the Existing Lender's rights and obligations under the Agreement and other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].*

5.	[The New Lender confirms that the Entity beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]**

6.
[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]), and is tax resident in [•] ***, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	the Additional Borrower if it becomes Additional Borrower after the Transfer Date that it wishes that scheme to apply to the Agreement.]****

[5/6].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[6/7].	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[7/8].	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

For and on behalf of [Existing Lender]	For and on behalf of [New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].
For and on behalf of
[Agent]
By:

NOTES:

*	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

**	Include if New Lender comes within paragraph (i)(B) of the definition of "Qualifying Lender" in Clause 12.1 (Definitions).

***	Insert jurisdiction of tax residence.

****	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

SCHEDULE 5
FORM OF ASSIGNMENT AGREEMENT

To:	[•] as Agent and [•] as Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")
Dated:
GWW UK Holdings Ltd - £180,000,000 Facilities Agreement
dated 26 August 2015 (the "Agreement")

1.
We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 22.6 (Procedure for assignment):

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [•].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].*

8.	[The New Lender confirms that the Entity beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]**

9.
[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]), and is tax resident in [•]***, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	the Additional Borrower if it becomes Additional Borrower after the Transfer Date that it wishes that scheme to apply to the Agreement.]****

[8/9].
This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 22.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

[9/10].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.
[10/11].This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
[11/12].This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE
Rights to be assigned and obligations to be released and undertaken
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

For and on behalf of [Existing Lender]	For and on behalf of [New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [•].
Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.
For and on behalf of
[Agent]
By:

NOTES:

*	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

**	Include only if New Lender is a UK Non-Bank Lender - i.e. falls within paragraph (i)(B) of the definition of "Qualifying Lender" in Clause 12.1 (Definitions).

***	Insert jurisdiction of tax residence.

****	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

SCHEDULE 6
FORM OF ACCESSION LETTER

To:	[•] as Agent

From:	Cromwell Group (Holdings) Limited and W.W. Grainger, Inc.
Dated:
Dear Sirs
GWW UK Holdings Ltd - £180,000,000 Facilities Agreement
dated 26 August 2015 (the "Agreement")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.
Cromwell Group (Holdings) Limited agrees to become the Additional Borrower and to be bound by the terms of the Agreement as the Additional Borrower pursuant to Clause 23.2 (Additional Borrower) of the Agreement. Cromwell Group (Holdings) Limited is a company duly incorporated under the laws of England and Wales.

3.	The Company confirms that no Default is continuing or would occur as a result of Cromwell Group (Holdings) Limited becoming the Additional Borrower.

4.	Cromwell Group (Holdings) Limited's administrative details are as follows:

Address:
Fax No:
Attention:

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Accession Letter is entered into by deed.

For and on behalf of W.W. Grainger, Inc.	For and on behalf of Cromwell Group (Holdings) Limited

By:	By:

SCHEDULE 7
TIMETABLES

Loans in sterling
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	U-1 10 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	U-1 3:00 p.m.

LIBOR is fixed	Quotation Day 11:00 a.m.

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 10.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day

"U" = date of utilisation or, if applicable, in the case of a Facility A Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan
"U - X" = Business Days prior to date of utilisation

SCHEDULE 8
FORM OF INCREASE CONFIRMATION

To:	[•] as Agent, and [•] as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the "Increase Lender")
Dated:
GWW UK Holdings Ltd - £180,000,000 Facilities Agreement
dated 26 August 2015 (the "Agreement")

1.
We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [•].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (g) of Clause 2.2 (Increase).

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].**

9.	[The Increase Lender confirms that the Entity beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]***

10.
[The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•]****, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Increase Date; and

(b)	the Additional Borrower if it becomes Additional Borrower after the Increase Date,

that it wishes the scheme to apply to the Facilities Agreement.]*****
[10/11.] This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.
[11/12.] This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.
[12/13]. This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

NOTES

**	Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within.

***	Include only if the Increase Lender is a UK Non-Bank Lender i.e. falls within paragraph (i)(B) of the definition of "Qualifying Lender" in Clause 12.1 (Definitions).

****	Insert jurisdiction of tax residence.

*****	This confirmation must be included if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [•].
Agent
By:

SCHEDULE 9
SUBSIDIARIES

W.W. Grainger, Inc. and its Subsidiaries *

W.W. Grainger, Inc. (Illinois)

American Fabory Corporation (Delaware)

Fabory U.S.A., Ltd. (Delaware)

MFC I, Inc. (Delaware)

Dayton Electric Manufacturing Co. (Illinois)

E & R Industrial Sales, Inc. (Michigan)

E & R Office Supply, Inc. (Michigan)

I S One, Inc. (Michigan)

E&R Industrial Supplies de Mexico S de RL de CV1 (owned 50% by E & R Industrial Sales, Inc. and 50% by I S One, Inc.)

GHC Specialty Brands, LLC (Wisconsin)

Grainger Caribe, Inc. (Illinois)

Grainger Energy Initiatives, LLC (Delaware)

Grainger NRCI, LLC (Delaware)

Grainger Pleasant Prairie RC LLC (Delaware)

[1] This company is in the process of being wound up.

Grainger International, Inc. (Illinois)

Grainger Global Holdings, Inc. (Delaware)

Grainger China LLC (People's Republic of China)

Grainger Dominicana SRL (Dominican Republic) (99.9%)

Grainger Global Trading (Shanghai) Company Limited (People's Republic of China)

Grainger Industrial MRO de Costa Rica, S.R.L. (Costa Rica)

GWW Investments C.V. (Netherlands) (99%)

GMMI LLC (Delaware)

MRO Soluciones, S.A. de C.V. (Mexico) (2%)

Grainger Panama S.A. (Panama) (1%)

Grainger Panama Services S. de R.L. (Panama) (99%)

Grainger Peru S.R.L. (Peru) (0.01%)

Grainger, S.A. de C.V. (Mexico) (0.01% - beneficially owned by GWW Investments C.V.; the owner in title is WWGH LLC)

WWG de Mexico, S.A. de C.V. (Mexico) (0.01% - beneficially owned by GWW Investments C.V.; the owner in title is WWGH LLC)

WWG International Finance C.V. (Netherlands) (99.9%)

Grainger International Holdings B.V. (Netherlands)

BMFGH Holding B.V. (Netherlands)

Fabory Masters in Fasteners Group B.V. (Netherlands)

BMF Finance B.V. (Netherlands)

BMF Management Services B.V. (Netherlands)

Borstlap International B.V. (Netherlands)

BMF Fundco B.V. (Netherlands) (62.5%)

Combori N.V. (Belgium) (0.0027%)

Fabory Asia B.V. (Netherlands)

Fabory Shanghai Co. Ltd. (People's Republic of China)

Fixbolt (Suhzou) Co., Ltd. Taicang (People's Republic of China)

Fabory Centres Belgium N.V. (Belgium) (0.0041%)

Fabory CZ Holding S.R.O. (Czech Republic) (20%)

Fabory Kötoelem Kereskedelmi KFT (Hungary)

Fabory Poland SPZOO (Poland) (99.3737%)

Fabory Portugal Lda. (Portugal)

Fabory Slovakia SRO (Slovakia) (99.946%)

Fabory Spain S.L.U. (Spain)

Fabory SRL (Romania)

FFSA S.A. (France) **

Fabory France S.A. (France) ***

Combori N.V. (Belgium) (99.9973%)

Fabory Centres Belgium N.V. (Belgium) (99.9959%)

Fabory Overseas Holding B.V. (Netherlands)

Inbema N.V. (Curaçao Netherlands Antilles)

Fabory Canada Inc. (Canada)

Fabory CZ Holding S.R.O. (Czech Republic) (80%)

Fabory Nederland B.V. (Netherlands)

BMF Fundco B.V. (Netherlands) (37.50%)

CV Noordoever (Netherlands) (85%)

Dutch Industrial Fasteners B.V. (Netherlands)

Pimentel Fasteners B.V. (Netherlands)

Fabory Poland SPZOO (Poland) (0.6263%)

Fabory Slovakia SRO (Slovakia) (0.054%)

Fabory UK Holdings Ltd. (United Kingdom)

Fabory UK Ltd. (United Kingdom)

Sterling Fabory India Private Ltd. (India) (50%)

Grainger Asia Pacific K.K. (Japan)

Grainger Brasil Participações Ltda. (Brazil)

LN Participações Ltda. (Brazil)

Grainger Brasil Comércio e Distribuição Ltda. (Brazil) (88.6% owned by Grainger Brasil Participações Ltda., 11.4% owned by LN Participações Ltda)

Grainger Canada Holdings ULC (Alberta)

Acklands - Grainger Inc. (Canada)

2422626 Ontario Inc. (Ontario)

971086 Ontario Inc. (Ontario)

WFS Enterprises Inc. (Ontario)

Blackrock Tools Inc. (Ontario)

FEC Distribution Specialties Inc. (Ontario)

Krusters 2000 Inc. Ontario)

WFS Ltd. Ontario)

Grainger Colombia Holding Company, LLC (Delaware)

Grainger Colombia S.A.S. (Colombia)

Grainger Guam L.L.C. (Guam)

Grainger India Private Limited (India) (0.1%)

Grainger Industrial Supply India Private Limited (India) (0.01%)

Grainger Mexico LLC (Delaware)

WWG de Mexico, S.A. de C.V. (Mexico) (99.99%)

Grainger, S.A. de C.V. (Mexico) (99.99%)

MRO Soluciones, S.A. de C.V. (Mexico) (98%)

WWG Servicios, S.A. de C.V. (Mexico) (99.99%)

Grainger Panama S.A. (Panama) (99%)

Grainger Peru S.R.L. (Peru) (99.99%)

Grainger Singapore Pte., Ltd. (Singapore)

Grainger India Private Limited (India) (99.9%)

India Pacific Brands (Mauritius)

Grainger Industrial Supply India Private Limited (India) (99.99%)

GWW UK Holdings Ltd (England and Wales)

Razor Occam, Ltd (England and Wales)

Zoro Tools Europe GmbH (Germany)

WWG Servicios, S.A. de C.V. (Mexico) (0.01% - beneficially owned by GWW Investments C.V.; the owner in title is WWGH LLC)

WWGH LLC

Grainger Dominicana SRL (Dominican Republic) (0.1%)

Grainger Panama Services S. de R.L. (Panama) (1%)

GWW Investments C.V. (Netherlands) (1%)

WWG International Finance C.V. (Netherlands) (0.1%)

Grainger Services International Inc. (Illinois)

MonotaRO Co., Ltd. (Japan) (45.81%)

NAVIMRO Co., Ltd. (Republic of Korea)

Pro Tool Point Supply, Inc. (Illinois)

Grainger Japan Holdings, Inc. (Delaware)

Grainger Japan, Inc. (Delaware)

MonotaRO Co., Ltd. (Japan) (4.93%)

Grainger Latin America Holding Company, Inc. (Delaware)

Grainger Trinidad, Inc. (Delaware)

Grainger Management LLC (Illinois)

Grainger Procurement Company LLC (Illinois)

Grainger Registry Services, LLC (Delaware)

Grainger Service Holding Company, Inc. (d/b/a Grainger Lighting Services) (Delaware)

Grainger Services Network, Inc. (Delaware)

Grainger Safety Services, Inc. (Delaware)

Grainger Tech LLC (Delaware)

Imperial Supplies Holdings, Inc. (Delaware)

Imperial Supplies LLC (Delaware)

PSS West, Inc. (California)

Safety Registry Services, LLC (Delaware)

Safety Solutions, Inc. (Ohio)

Techni-Tool, Inc. (Pennsylvania)

WFS Holding Company, Inc. (Michigan)

WFS (USA) Ltd. (South Carolina)

Windsor Factory Supply Inc. (Michigan)

Zoro IP Holdings, LLC (Illinois)

Zoro Tools, Inc. (Delaware)

*	All ownership amounts are 100% unless otherwise noted.

**	Borstlap International B.V. (97.22203%)

Fabory Nederland B.V. (2.77789%)

Fabory Masters in Fasteners Group B.V. (0.00003%)

***	FFSA S.A. (99.96242%)

Fabory Masters in Fasteners Group B.V. (0.00933%)

Borstlap International B.V. (0.00933%)

Fabory Nederland B.V. (0.01866%)

SIGNATURES

THE COMPANY
For and on behalf of
W.W. GRAINGER, INC.
By: /s/ Ronald Jadin
Address:
Fax:

[Signature page to the Facilities Agreement]

THE ORIGINAL BORROWER
For and on behalf of
GWW UK HOLDINGS LTD
By: /s/ Ronald Jadin
Address:
Fax:

[Signature page to the Facilities Agreement]

THE ARRANGER
For and behalf of
LLOYDS BANK PLC
By: /s/ Nadia Jalal     Nadia Jalal
Address: Lloyds Bank, Butt Dyke House, 33 Park Row, Nottingham, NG1 6GY
Fax:
Contact: Matt Vincent

[Signature page to the Facilities Agreement]

For and behalf of
LLOYDS SECURITIES INC.
By: Brian Schneider     /s/ Brian Schneider
Address: 1095 Avenue of the Americas, 34th Floor, New York, NY 10036
Fax:
Contact: Craig Meisner / Sean Bali

[Signature page to the Facilities Agreement]

THE AGENT
For and on behalf of
LLOYDS BANK PLC
By: /s/ Nadia Jalal     Nadia Jalal

Documentation Agent
Address: Loans Agency, 3rd Floor, 25 Gresham Street, London EC2V 7HN
Contact: Andrew Moore
Tel: 0207 356 3503
Fax: 0207 158 3198

Operational Agent
Address: Loan Operations, Level 1, Citymark, 150 Fountainbridge, Edinburgh EH3 9PE
Agency Operations general email: LLO1@lloydsbanking.com
Agency Operations general phone: 0845 366 0023
Agency Operations Fax: 0207 158 3204

[Signature page to the Facilities Agreement]

THE ORIGINAL LENDERS
For and on behalf of
HSBC BANK PLC
By: /s/ Matthew Ashcroft
Matthew Ashcroft, CCO

[Signature page to the Facilities Agreement]

For and on behalf of
JPMorgan Chase Bank, N.A., LONDON BRANCH
By: /s/ J.D. Birch     J.D. Birch V.P.

[Signature page to the Facilities Agreement]

For and on behalf of
Lloyds Bank plc
By: /s/ Nadia Jalal

[Signature page to the Facilities Agreement]

For and on behalf of
Morgan Stanley Bank, N.A.
/s/ Michael King
By: Michael King
Title: Authorized Signatory

[Signature page to the Facilities Agreement]